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                                                                    Exhibit 99.1


                                  RISK FACTORS


         This Quarterly Report contains "forward-looking statements." For this purpose, any statements contained in this Quarterly Report that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of PerkinElmer to differ materially from those indicated by these forward-looking statements. These factors include, without limitation, those discussed below, as well as those set forth in "Item 7. Management's Discussions and Analysis of Financial Condition and Results of Operations -- Forward-Looking Information and Factors Affecting Future Performance" of the Company's 1999 Form 10-K.

OUR OPERATING RESULTS COULD BE HARMED IF THE INDUSTRIES INTO WHICH WE SELL OUR PRODUCTS ARE IN DOWNWARD CYCLES.

         Some of the industries and markets into which we sell our products are cyclical. Industry downturns often are characterized by reduced product demand, excess manufacturing capacity and erosion of average selling prices. Any significant downturn in our customers' markets or in general economic conditions would likely result in a reduction in demand for our products and could harm our business. For example, in 1998 the operating results of our fluid sciences segment were adversely affected by the downturn in the semiconductor market.

IF WE DO NOT INTRODUCE NEW PRODUCTS IN A TIMELY MANNER, OUR PRODUCTS COULD BECOME OBSOLETE, AND OUR OPERATING RESULTS WOULD SUFFER.

         We sell many of our products in industries characterized by rapid technological changes, frequent new product and service introductions and evolving industry standards. Without the timely introduction of new products and enhancements, our products could become technologically obsolete over time, in which case our revenue and operating results would suffer. The success of our new product offerings will depend upon several factors, including our ability to:

         - accurately anticipate customer needs;

         - innovate and develop new technologies and applications;

         - successfully commercialize new technologies in a timely manner;

         - price our products competitively and manufacture and deliver our products in sufficient volumes and on time; and


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         - differentiate our offerings from our competitors' offerings.

         Many of our products are used by our customers to develop, test and manufacture their products. We therefore must anticipate industry trends and develop products in advance of the commercialization of our customers' products. In developing any new product, we may be required to make a substantial investment before we can determine the commercial viability of the new product. If we fail to accurately foresee our customers' needs and future activities, we may invest heavily in research and development of products that do not lead to significant revenue.

ECONOMIC, POLITICAL AND OTHER RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS COULD ADVERSELY AFFECT OUR SALES.

         Since we sell our products worldwide, our businesses are subject to risks associated with doing business internationally. In 1999, 51% of our total revenue was derived from sales to customers located outside the United States. We anticipate that revenue from international operations will continue to represent a substantial portion of our total revenue. In addition, many of our manufacturing facilities, employees and suppliers are located outside the United States. Accordingly, our future results could be harmed by a variety of factors, including:

         - changes in foreign currency exchange rates;

         - changes in a country's or region's political or economic conditions, particularly in developing or emerging markets;

         - longer payment cycles of foreign customers and difficulty of collecting receivables in foreign jurisdictions;

         - trade protection measures and import or export licensing requirements;

         - differing tax laws and changes in those laws;

         - difficulty in staffing and managing widespread operations;

         - differing labor laws and changes in those laws;

         - differing protection of intellectual property and changes in that protection; and

         - differing regulatory requirements and changes in those requirements.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY CAUSE OUR STOCK PRICE TO DECLINE.

         Given the nature of the markets in which we participate, we cannot reliably predict future revenue and profitability. Changes in competitive, market and economic conditions may cause us to adjust our operations. A high proportion of our costs are fixed, due in part to our significant


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sales, research and development and manufacturing costs. Thus, small declines in revenue could disproportionately affect our operating results in a quarter. Factors that may affect our quarterly operating results and the market price of our common stock include:

         - demand for and market acceptance of our products;

         - competitive pressures resulting in lower selling prices;

         - adverse changes in the level of economic activity in regions in which we do business;

         - adverse changes in industries, such as pharmaceutical discovery, telecommunications, semiconductors and electronics, on which we are particularly dependent;

         - changes in the portions of our revenue represented by our various products and customers;

         - delays or problems in the introduction of new products;

         - our competitors' announcement or introduction of new products, services or technological innovations;

         - increased costs of raw materials or supplies; and

         - changes in the volume or timing of product orders.

         In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities for reasons frequently unrelated to or disproportionate to the operating performance of specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR ACQUISITION STRATEGY, INTEGRATE ACQUIRED BUSINESSES INTO OUR EXISTING BUSINESS OR MAKE ACQUIRED BUSINESSES PROFITABLE.

         One of our strategies is to supplement our internal growth by acquiring businesses and technologies that complement or augment our existing product lines. We may be unable to identify or complete promising acquisitions for many reasons, including:

         - competition among buyers;

         - the need for regulatory approvals, including antitrust approvals; and

         - the high valuations of businesses.

         Some of the businesses we may seek to acquire may be marginally profitable or unprofitable. For these acquired businesses to achieve acceptable levels of profitability, we must


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improve their management, operations, products and market penetration. We may not be successful in this regard and may encounter other difficulties in integrating acquired businesses into our existing operations.

         To finance our acquisitions, we may have to raise additional funds, either through public or private financings. We may be unable to obtain such funds or may be able to do so only on unfavorable terms.

WE FACE AGGRESSIVE COMPETITION IN MANY AREAS OF OUR BUSINESS; IF WE DO NOT COMPETE EFFECTIVELY, OUR BUSINESS WILL BE HARMED.

         We encounter aggressive competition from numerous competitors in many areas of our business. We may not be able to compete effectively with all of these competitors. To remain competitive, we must develop new products and periodically enhance our existing products in a timely manner. We anticipate that we may have to adjust prices of many of our products to stay competitive. In addition, new competitors may emerge, and entire product lines may be threatened by new technologies or market trends that reduce the value of these product lines.

IF WE FAIL TO MAINTAIN SATISFACTORY COMPLIANCE WITH THE FOOD AND DRUG ADMINISTRATION'S REGULATIONS AND THOSE OF OTHER GOVERNMENTAL AGENCIES, WE MAY BE FORCED TO RECALL PRODUCTS AND CEASE THEIR MANUFACTURE AND DISTRIBUTION, AND WE COULD BE SUBJECT TO CIVIL OR CRIMINAL PENALTIES.

         Some of the products produced by our life sciences segment are subject to regulation by the United States Food and Drug Administration and similar international agencies. These regulations govern a wide variety of product activities, from design and development to labeling, manufacturing, promotion, sales and distribution. If we fail to comply with the FDA's regulations or those of similar international agencies, we may have to recall products and cease their manufacture and distribution. In addition, we could be subject to fines or criminal prosecution.

CHANGES IN GOVERNMENTAL REGULATIONS MAY REDUCE DEMAND FOR OUR PRODUCTS OR INCREASE OUR EXPENSES.

         We compete in markets in which we or our customers must comply with federal, state, local and foreign regulations, such as environmental, health and safety and food and drug regulations. We develop, configure and market our products to meet customer needs created by these regulations. Any significant change in these regulations could reduce demand for our products.

OBTAINING AND ENFORCING PATENT PROTECTION FOR OUR PROPRIETARY PRODUCTS, PROCESSES AND TECHNOLOGIES MAY BE DIFFICULT AND EXPENSIVE; WE MAY INFRINGE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

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         Patent and trade secret protection is important to us because developing and marketing new technologies and products is time-consuming and expensive. We own many U.S. and foreign patents and intend to apply for additional patents to cover our products. We may not obtain issued patents from any pending or future patent applications owned by or licensed to us. The claims allowed under any issued patents may not be broad enough to protect our technology.

         Third parties may seek to challenge, invalidate or circumvent issued patents owned by or licensed to us or claim that our products and operations infringe their patent or other intellectual property rights. We may incur significant expense in any legal proceedings to protect our proprietary rights or to defend infringement claims by third parties. In addition, claims of third parties against us could result in awards of substantial damages or court orders that could effectively prevent us from making, using or selling our products in the U.S. or abroad.

WE HAVE SUBSTANTIAL EXISTING DEBT AND MAY INCUR ADDITIONAL DEBT IN THE FUTURE.

         We have substantial amounts of outstanding indebtedness. Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness when due. We may also obtain additional long-term debt and working capital lines of credit and issue additional commercial paper to meet future financing needs, which would have the effect of increasing our total leverage.

         Our substantial leverage could have significant negative consequences, including:

         - increasing our vulnerability to general adverse economic and industry conditions;

         - limiting our ability to obtain additional financing;

         - requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes, including capital expenditures;

         - limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete; and

         - placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

         A significant portion of our outstanding indebtedness bears interest at floating rates. As a result, our interest payment obligations on such indebtedness will increase if interest rates increase.